Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Form S-8 Nos. 333-122530, 333-132219, 333-140538 and 333-156640) and Form F-3 (Form F-3 No. 333-159147) of our reports dated June 22, 2011 relating to the consolidated financial statements  and the related financial statement schedule of KongZhong Corporation and its subsidiaries and variable interest entities (the "Company")  and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2010.

/s/ Deloitte Touche Tohmatsu CPA Ltd

Deloitte Touche Tohmatsu CPA Ltd.
Beijing, The People's Republic of China
June 27, 2011